Exhibit 10.36

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on December 11, 2025.

BETWEEN:

BRAG HOUSE INC., a corporation existing under the laws of the State of Delaware

(hereinafter referred to as the “Employer”)

- and -

CHETAN JINDAL

an individual residing in the State of Connecticut

(hereinafter referred to as the “Executive”)

WHEREAS the Executive is currently employed by Brag House Holdings Inc. (the parent company of the Employer, “Parent” or “Purchaser”), under an employment agreement dated December 30, 2024 (the “Prior Agreement”);

AND WHEREAS the Employer wishes to continue to employ the Executive pursuant to the terms and conditions set out in this Agreement, and the Executive wishes to be so employed;

AND WHEREAS this Agreement is being entered into in connection with a merger agreement dated October 12, 2025 (the “Merger Agreement”), between Purchaser, Brag House Merger Sub, Inc. (“Merger Sub”) and House of Doge Inc. (“HOD” or the “Company”) pursuant to which Purchaser will acquire HOD via the reverse merger of the Parent, whereby on the Closing Date, Merger Sub will merge with and into the HOD (the “Merger”);

AND WHEREAS under the terms of the Merger Agreement that the Executive enter into this Agreement setting out the updated terms and conditions of the Executive’s employment with the Employer, conditional upon Closing (as defined in the Merger Agreement) of the Merger and effective as of the Effective Time (as defined in the Merger Agreement);

AND WHEREAS upon the Effective Time, the Parent and the Executive have mutually agreed that the Prior Agreement shall be terminated, and terms and conditions that have previously been agreed to in the Prior Agreement are now being replaced in its entirety with those terms and conditions set out in this Agreement which shall thereafter govern the Executive’s employment with the Employer;

NOW THEREFORE for good and valuable consideration, including the material economic and other benefits the Executive has or will receive in connection with the Merger (including, without limitation, a portion of the Other Consideration Shares from being a Purchaser Representative (each as defined in the Merger Agreement)), the parties agree as follows.

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the following meanings:

(a)	“Annual Discretionary Bonus” has the meaning ascribed thereto in Schedule “A”;

(b)	“Base Salary” has the meaning ascribed thereto in Schedule “A”;

(c)	“Board” means the board of directors of the Parent;

(d)	“Business Day” means any day other than (i) a Saturday or Sunday; or (ii) a day on which either the New York Stock Exchange or the Nasdaq Exchange are closed for trading;

(e)	“Confidential Information” has the meaning ascribed thereto in Section 7.1(a)

(f)	“Intellectual Property” has the meaning ascribed thereto in Section 7.3(a)

(g)	“Notice” has the meaning ascribed thereto in Section 8.4; and

Section 1.2 Applicable Law

This Agreement is executed and shall be governed by and construed in accordance with the laws of the State of New York.

Section 1.3 Currency

In this Agreement, all references to monetary amounts are to lawful currency of the United States of America.

Article 2

EMPLOYMENT TERM

Section 2.1 Conditions

This Agreement is conditional on Closing. If the Closing does not occur for any reason, this Agreement shall be null and void and of no force or effect. This Agreement and the Executive’s continued employment with the Employer is also conditional on (a) the Executive being eligible to work lawfully for the Employer in the United States of America, and (b) the completion of any employee background checks that the Employer may reasonably require to the Employer’s and/or Parent’s satisfaction, which checks shall be similar to the background checks conducted for other employees of the Employer or Parent.

Section 2.2 Employment

The Employer will employ the Executive and the Executive will perform services on behalf of the Employer as its employee on the terms and conditions set out in this Agreement.

Section 2.3 Effective Date and Term

This Agreement will be effective as of the Effective Time (as defined in the Merger Agreement); provided, however, that the Executive’s employment with the Employer will continue indefinitely until terminated in accordance with this Agreement. The period off time during which the Executive is employed by the Employer pursuant to this Agreement shall be referred to as the “Term.”

Article 3

DUTIES AND RESPONSIBILITIES OF EXECUTIVE

Section 3.1 Duties and Responsibilities

The Executive shall, during the Term:

(a)	Serve with the business title as “Chief Financial Officer” of the Brag House Division of the Parent (“Brag House Division”, which for greater certainty is the Business as defined in the Merger Agreement). The Executive will report to Charles Park, who at the Effective Time will be Chief Financial Officer (CFO) of the Parent and carry out all duties usual in the execution of, and incidental to, such employment role;

(b)	carry out such other duties as may from time to time be determined by the CFO of the Parent or the Board and furnishing to the CEO or CFO of the Parent and Board in a timely manner all such information, reports, disclosures, assistance and explanations in respect of the Business and affairs of the Brag House Division; and

(c)	diligently and faithfully serve the Employer and the Parent and use best efforts to promote the interests and goodwill of the Employer and the Parent.

Article 4

REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

Section 4.1 Representations, Warranties and Covenants

The Executive represents, warrants, covenants and agrees that:

(a)	upon termination of his employment, unless otherwise requested by the Board of Directors of the Parent, the Executive shall be deemed immediately resigned from any officer positions or director positions he may hold with any of the Parent, Employer or any of their affiliates, and agrees to execute any documentation requested of him to effectuate such resignation(s) in accordance with this Agreement; and

(b)	during the Term, the Executive shall devote his full business time and attention to the Business and affairs of the Employer and Parent, and shall not engage in any employment or gainful occupation, undertake and other business, or become a director, officer or agent of any other company, firm or individual, without the advance written consent of the CEO of the Parent; provided, however, that the Executive may (i) serve on the boards of a reasonable number of trade associations and charitable organizations, (ii) engage in charitable activities and community affairs, (iii) manage his personal investments and affairs and (iv) serve on a reasonable number of boards of directors of unaffiliated companies and companies that do not compete with the Business, the Parent’s business carried out from time to time, and so long as such activities do not, either individually or in the aggregate, materially interfere or conflict with the performance of his duties and responsibilities hereunder.

Section 4.2 Indemnity

To the extent permitted by applicable law, the Employer and Parent will indemnify and hold harmless the Executive in connection with, and defend Executive against, all actions, causes of actions, claims and demands, any third party (but not, for clarity, Employer, the Parent or its or their affiliates) may have against Executive on or after the effective date of this Agreement arising out of the employment of the Executive by the Employer or the service of the Executive as an officer, director or trustee of the Employer, the Parent or its or their affiliates, provided that the indemnity provided for herein will not be available to the extent that it is finally determined by a court of competent jurisdiction that in so acting the Executive:

(a)	was not acting honestly and in good faith with a view to the best interests of the Employer, such affiliate or such third party, as the case may be;

(b)	in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, did not have reasonable grounds for believing that his conduct was lawful; or

(c)	was acting in breach of his obligations hereunder or illegally.

Reasonable costs, charges, expenses and fees incurred by the Executive in investigating, defending and appealing any claim or other matter for which the Executive may be entitled to an indemnity hereunder will, at the request of the Executive, be promptly paid or reimbursed by the Employer upon such amount being due and payable, it being understood and agreed that, in the event it is ultimately determined by a court of competent jurisdiction that the Executive was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Executive will indemnify and hold harmless the Employer of such amount or the appropriate portion thereof, so paid or reimbursed.

Section 4.3 D&O Liability Insurance

The Employer covenants and agrees that it shall at all times have in place directors’ and officers’ liability insurance appropriate to cover the activities of the Executive in the Executive’s capacity as an officer and/or director of the Employer, the Parent and/or its affiliates, taking into account the nature of the Executive’s activities under this Agreement.

For the avoidance of doubt, the Executive will continue to have the protections described in the Merger Agreement, with regards to his former role as the Chief Financial Officer of Brag House Holdings, Inc., even after the Term has concluded, i.e., insurance coverage that extends after termination of his duties as Chief Financial Officer of Brag House Holdings, Inc. and/or similar tail coverage.

Article 5

COMPENSATION

Section 5.1 Compensation

In consideration for the provision of employment as set out in this Agreement, the Executive shall be entitled during the Term to the compensation set out in Schedule “A”, payable in the manner outlined therein.

Section 5.2 Equity Compensation Plan Participation

In further consideration for the provision of Services, the Executive may from time to time be eligible to participate in the Parent’s (or its successor’s) equity compensation plan (the “Plan”), which may include stock options (“Options”), restricted share units (“RSUs”) or performance-based stock grants (“PSUs”), at the sole discretion of the Board, the number, vesting schedule and exercise price for which shall be contingent on approval by the Board and any necessary regulatory or stock exchange approvals, with exercise and other rights to be governed by the terms of the Plan as amended and restated from time to time.

Article 6

TERMINATION

Section 6.1 Termination

(a)	Notwithstanding anything contained in this Agreement, the Employer and the Executive agree that the Executive’s employment shall be at will, meaning either the Executive or the Employer can terminate the Executive at any time, with or without notice, and for any reason or no reason. Notwithstanding the foregoing, the Executive agrees to provide the Employer with no less than two months’ written notice prior to resigning the Executive’s employment (the “Notice Period”); provided, however, that the Employer shall have the right to reduce or eliminate the Notice Period in its entirety, in either case in its sole discretion, and deem the Executive’s employment, and the Term, terminated immediately, and such termination shall not be deemed a termination without Cause. Absent a termination by the Employer without Cause, the Executive shall be entitled to nothing upon termination of employment other than Base Salary and vested or accrued benefits through the termination date.

(b)	In the event the Executive is terminated by the Employer without Cause (defined below), the Employer shall pay to the Executive, as a lump sum less applicable deductions and withholdings, an amount equal to six (6) months of the Executive’s Base Salary (the “Severance”). No Severance shall be payable to Executive hereunder unless the Executive executes (and does not revoke, if applicable), a separation agreement that contains, among other customary provisions, a release of claims in substantially the form attached hereto as Schedule “B” (the “Release”) that becomes effective no later than sixty (60) days after the termination of the Executive’s employment.

(c)	For purposes of this Article 6, “Cause” shall mean the following with respect to the Executive:

(i)	indictment, conviction or a plea of nolo contendre (no contest) with respect to any crime involving moral turpitude, or any felony;

(ii)	any willful misconduct, gross negligence, or gross neglect of the Executive’s duties in connection with this Agreement;

(iii)	any discrimination against or harassment of employees, customers, vendors or guests of the Employer;

(iv)	failure to use best efforts to comply with any reasonable legal directive of the Board, which failure continues after warning;

(v)	any material violation of the restrictive covenants in this Agreement;

(vi)	any material violation of any written policy applicable to the Executive; or

(vii)	any breach of this Agreement, which breach is not cured to the Employer’s reasonable satisfaction within ten (10) days following written notice thereof by the Employer to the Executive.

Notwithstanding the above, isolated instances of ordinary mistakes not made in bad faith by the Executive shall not, in and of themselves, constitute grounds for termination of their employment for cause.

Section 6.2 Return of Materials

Upon termination of the Executive’s employment for any reason, the Executive will immediately surrender to the Employer all books, forms, files, client lists and all other materials concerning or belonging to the Employer or the Parent, as well as all other property relating to the Executive’s work done for the Employer, the Parent or otherwise in respect of the affairs of the Employer or Parent generally, including, without limitation, any computer equipment or other electronic equipment owned or leased by the Employer or Parent as well as access details to any on-line or cloud based hosting services on which the Employer’s or Parent’s data, files and other materials, of whatever nature, may reside. It is understood and agreed that such information, documents and materials are the exclusive property of the Employer and/or the Parent.

Section 6.3 Non-Disparagement

During and after the term of employment, the Executive agrees not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the Employer or the Parent; provided, however, that nothing in this Agreement shall restrict the Executive from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing his duties in good faith during the Term; or (e) in connection with exercising the Executive’s rights in connection with Section 7.1(e) hereof.

Article 7

RESTRICTIVE COVENANTS

Section 7.1 Confidentiality

(a)	“Confidential Information” means any information, whether oral or written or otherwise recorded, which is non-public, proprietary or confidential information of or relating to the Employer or Parent in connection with its business and affairs including, without limitation:

(i)	information, trade secrets or know-how as to customers, suppliers, mineral extraction or other processes, property, products or services of the Employer or Parent, including those relating to research, strategic plans and objectives, unpublished financial and technical information, development, purchasing, business or financial affairs, accounting, engineering, process engineering, marketing, merchandising or selling of products and services of the Employer or Parent;

(ii)	information, trade secrets and know-how which other persons shall require the Employer or Parent and its employees, agents and consultants to treat as confidential; and

(iii)	all Intellectual Property (as defined below) to the extent not including in (i) and (ii) above.

(b)	The Executive acknowledges that:

(i)	in providing services pursuant to this Agreement, the Executive will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information;

(ii)	the Confidential Information comprises valuable assets that are the property of the Employer or Parent exclusively, the unauthorized use or disclosure of which are highly likely to cause very serious harm to the economic interests of the Employer or Parent; and

(iii)	it is important in the interests of the Employer or Parent that the Confidential Information remain the exclusive confidential property of the Employer or Parent and that it not be used or disclosed except in accordance with the knowledge and consent of the Employer and in the Employer’s or Parent’s best interests.

(c)	The Executive agrees that during the term of his employment, except in the course of performing duties for the Employer or Parent in good faith and in their best interests, and at all times following the termination of his employment or this Agreement:

(i)	he shall hold in confidence all Confidential Information;

(ii)	he shall not directly or indirectly use any Confidential Information; and

(iii)	he shall not directly or indirectly disclose any Confidential Information.

(d)	The parties agree that Confidential Information does not include:

(i)	information which is or becomes a matter of public knowledge without breach of this Agreement or any other agreement or obligation a disclosing party may have to the Employer or the Parent;

(ii)	information already known to the Executive prior to the Executive’s employment with the Employer or Parent, except to the extent that such information has become the property of the Employer or Parent, or any of their affiliates, under Section 7.3; or

(iii)	any information of which the Executive obtains specific knowledge from a third party following termination of this Agreement, unless the third party obtained such information directly or indirectly from an individual in violation of any duty of confidence owed to the Employer or Parent or any of its affiliates, provided that the Executive is able to prove the existence of the circumstances referred to in this Section 7.1(d).

(e)	Notwithstanding the foregoing, nothing in this Agreement limits the Executive’s right, with or without prior notice to the Employer, to disclose information in connection with filing a complaint with, reporting to, or participating in an investigation or proceeding conducted by the SEC or any self-regulatory organization, including without limitation the Financial Industry Regulatory Authority, about a possible violation of law, or from making other disclosures protected by applicable whistleblower statutes, or to communicate factual information to an attorney retained by the Executive for the purpose of seeking legal advice in connection with the terms and conditions of the Executive’s employment with the Employer or the cessation thereof, provided that such attorney also maintains any Confidential Information as confidential subject to the terms of this Agreement. In all cases, the Executive agrees to take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable. Further, nothing in this Agreement constitutes a waiver of the Employer’s attorney-client, work product or other applicable privileges, and to the extent the Executive is in possession of any information protected by such privileges, nothing herein authorizes the Executive to disclose such privileged information to any third party.

Section 7.2 Non-Solicitation

The Executive acknowledges and agrees that during the term of his employment and for a period of three (3) months after termination of this Agreement for any reason whatsoever, the Executive will not solicit, directly or indirectly, employees, clients or potential clients of the Employer or Parent, or any of its or their respective affiliates, for the purpose of having them terminate or reduce their employment or business dealings with the Employer, Parent or any of its or their affiliates, as applicable.

Section 7.3 Intellectual Property

(a)	For purposes of this Agreement, “Intellectual Property” means (i) any legally recognized (in the United States, Canada, Australia and elsewhere) intellectual property (including but not limited to registered or unregistered patents, copyrights, trade-marks, topographies, know-how, show-how, industrial and artistic designs and trade secrets and all records and copies of records relating to foregoing); and (ii) all inventions, designs, ideas, discoveries, works, creations, developments, improvements, concepts, programs, software, schematics, codes, drawings, sketches, specifications, compilations of information, analyses, experiments, data, formulae, methods, processes, techniques, prototypes, products, samples, equipment, tools and machines, which are conceived of, developed, created, modified or improved by the Executive, either solely or with others, in whole or in part, in the course of their provision of services to the Employer or Parent, whether at the Employer’s or Parent’s place of business or otherwise, and whether on the Employer’s or Parent’s time or on their own time.

(a)	The Intellectual Property shall at all times vest and be the exclusive property of the Employer or Parent, and the Executive shall have no right, title or interest in or to the Intellectual Property. The Employer or Parent shall have the sole and exclusive right, title and interest in and to the Intellectual Property, which right shall continue notwithstanding the termination of this Agreement.

(b)	To confirm the above, the Executive hereby irrevocably grants, assigns and transfers to the Employer or Parent now and forever, all right, title and interest that they have in and to the Intellectual Property, whenever such rights, title and interests arise.

(c)	The Executive hereby waives all moral rights whether now existing or arising during the term of his employment and any similar rights to any works and Intellectual Property developed during the course of this Agreement. The waiver of such rights is made in favour of the Employer or Parent and any assignee, licensee, purchaser, lender or other party claiming an interest under or through the Employer or Parent or under any agreement entered into by the Employer or Parent.

(d)	The Executive agrees to execute on demand, whether during the term of his employment or at any time following the termination of his employment or this Agreement, any applications, transfers, assignments and other documents as the Employer, or any of its affiliates, may consider necessary for the purpose of either:

(i)	obtaining, maintaining or vesting in or assigning to the Employer, or any of its affiliates, absolute title to; or

(ii)	applying for, prosecuting, obtaining or protecting,

any patent, copyright, industrial design or trademark registration or any other similar right pertaining to the Intellectual Property in any countries in the world. The Executive further agrees to cooperate and assist the Employer, or any of its affiliates, in every way possible in the application for or prosecution of such rights pertaining to the Intellectual Property.

Section 7.4 Non-Competition

(a)	The Executive agrees and acknowledges that the Executive will not, during the term of their employment with the Employer and for a period of three (3) months following termination of the Executive’s employment, be employed or retained by, promote or assist, financially or otherwise, any company or business that competes, directly or indirectly, with the Employer or any of its affiliates, in any jurisdiction in which the Employer conducts business as of the date of the termination of the Executive’s employment.

Section 7.5 Reasonableness of Restrictions and Injunctive Relief

(a)	The Executive acknowledges and agrees that the restrictions and covenants contained in this Article 7 are reasonably required for the protection of the Employer and its affiliates. The Executive acknowledges and agrees that the Executive’s agreement to commit their best efforts and loyalty to the Employer, including protecting the right of the Employer or Parent to have its Confidential Information protected against disclosure, protecting the Employer’s or Parent’s Intellectual Property, and abiding by the confidentiality, non-solicitation, non-competition, intellectual property and other provisions herein, are material inducements to the Employer’s engagement of and compensation to the Executive hereunder.

(b)	The Executive understands and agrees that, without prejudice to any and all other rights of the Employer or Parent, in the event of a violation or attempted violation of any of the restrictions and covenants contained in this Article 7, an injunction or other like remedy shall be the only effective immediate remedy to protect the rights and properties of the Employer or Parent, as set out above, and that an injunction or other like remedy may be granted immediately on the commencement of any suit, and that the Employer or Parent may obtain such injunction or other equitable relief in any court of competent jurisdiction without the requirement to post bond or other security. The preceding does not in any way restrict the Employer or Parent from pursuing all legal remedies available to it in the event that the Executive breaches the restrictions and covenants contained in this Article 7.

Article 8

OTHER PROVISIONS

Section 8.1 Vacation

The Executive shall be entitled to four (4) weeks’ vacation with pay during each year of his employment hereunder, which vacation shall accrue on a calendar year basis. The Executive agrees to use reasonable efforts to ensure such vacation period shall be taken at a time or times reasonable for the Employer, taking into account the Employer’s and Parent’s operations and the timely performance of the Executive’s executive responsibilities. The Executive also agrees to use all earned vacation days in the calendar year that it is earned and acknowledges that any unused vacation days will not carry over to the subsequent calendar year nor subject to payment in lieu. The Executive shall not be entitled to the payment of accrued, unused vacation days upon termination of the Executive’s employment for any reason.

Section 8.2 Health Coverage

With respect to health insurance, the Employer will reimburse the Executive for Executive’s health insurance plan as follows:

(a)	If Executive opts for health insurance as an individual (just Executive), then the Employer will cover up to $1,500 monthly through the insurance plan;

(b)	If Executive opts for health insurance as an individual and child(ren), then the Employer will cover up to $2,000 monthly through the insurance plan;

(c)	If Executive opts for health insurance as an individual, and spouse or domestic partner (subject to any limitation by the health care provider), then the Employer will cover up to

$2,250 monthly through the insurance plan; or

(d)	If Executive opts for health insurance as an individual, spouse or domestic partner, and child(ren) (subject to any limitation by the health care provider), then the Employer will cover up to $3,000 monthly through the insurance plan.

For any plans elected by Executive with monthly costs exceeding the specified reimbursement limits, the Executive will be responsible for covering the difference. The parties acknowledge and agree that the reimbursements described herein are intended to be non-taxable.

Section 8.3 Notices

Any notice or other writing required or permitted to be given hereunder by one party to the other or otherwise for the purposes hereof (a “Notice”) will be in writing and will be sufficiently given if delivered, sent by prepaid overnight express service or courier or transmitted by email:

(a)	in the case of a Notice to the Employer, at:

Brag House Inc.

Attention: Marco Margiotta

Email:

(b)	in the case of a Notice to the Executive, at:

Chetan Jindal

Phone:

Email:

Any Notice delivered to the party to whom it is addressed as hereinbefore provided will be deemed to have been given and received on the day it is so delivered at such address, provided that if it was not received during business hours then the Notice will be deemed to have been given and received on the Business Day next following such day. Any Notice sent by overnight express or courier service as aforesaid will be deemed to have been given and received on the first Business Day after the sending thereof. Any Notice transmitted by email will be deemed to have been given and received on the first Business Day after its transmission.

Section 8.4 Further Assurances

The parties will, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions, including the Merger contemplated herein, and each party will provide such further documents and instruments required by the other party as may be reasonably necessary or desirable to effect the purposes of this Agreement and to carry out its provisions.

Section 8.5 Counterparts

This Agreement may be executed by the parties in any number of separate counterparts, including electronically and/or by PDF, each of which, when so executed and delivered, will be an original, but all such counterparts will together constitute one and the same instrument.

Section 8.6 Entire Agreement and Waiver

This Agreement constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth in this Agreement. No supplement, modification, amendment or waiver of this Agreement will be binding unless executed in writing by the parties hereto and such writing expressly references this Agreement. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provisions (whether or not similar) nor will such waiver constitute a continuing waiver unless expressly provided.

Section 8.7 Termination of Prior Agreement

Each of the Parent and the Executive hereby mutually agree to terminate the Prior Agreement as of the Effective Time (as defined in the Merger Agreement) and the Parent shall be a signatory to this Agreement for the purposes of confirming such termination. No consequences, benefits or payments shall be triggered from such mutual agreement to terminate the Prior Agreement (other than accrued and unpaid base salary as of the Effective Time), and no terms or conditions of such Prior Agreement shall survive following the Effective Time.

Section 8.8 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

Section 8.9 Survival

The provisions of Article 7 shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

Section 8.10 Successors and Assigns

Neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Employer and/or the Parent shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Employer and (b) assumes the liabilities, obligations and duties of the Employer, as contained in this Agreement, either contractually or as a matter of law. The Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

Section 8.11 Third Party Rights

Except as specifically provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

Section 8.12 Independent Legal Advice

The Executive acknowledges that:

(a)	they have been advised to and have either sought, or waived its right to seek, independent legal counsel in connection with this Agreement;

(b)	they fully understand the nature and effect of the provisions of this Agreement and their obligations and rights hereunder; and

(c)	they are executing this Agreement of their own volition in a free and enlightened manner, and without fear, threats, compulsion, duress or influence by any person.

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IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first written above.

BRAG HOUSE INC., the Employer

Per:
	Name:	Daniel Leibovich
	Title:	Chief Operating Officer

BRAG HOUSE HOLDINGS INC., the Parent

Per:
	Name:	Lavell Juan Malloy, II
	Title:	CEO

CHETAN JINDAL, the Employee

SCHEDULE “A”

Compensation

Base Salary

The Employer will pay to the Executive during the Term an annual base salary (the “Base Salary”) US$200,000, less all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions. The Base Salary will be paid monthly in arrears at the end of each month.

The Executive’s Base Salary will be subject to potential adjustments as determined in the sole discretion of the Board based on factors such as the Parent’s market capitalization growth, executive performance, and Employer/Parent performance. In no case shall the Executive’s Base Salary decrease during the Term absent agreement by the parties in writing.

Annual Discretionary Bonus

The Executive may be eligible for an annual discretionary bonus during the Term (the “Annual Discretionary Bonus”) of up to 50% of the amount of his Base Salary, provided that the actual amount of any such bonus shall be in the Board’s sole discretion, based on factors it determines to be relevant, which factors shall include without limitation the performance and achievement of certain Parent company or Brag House Division targets and milestones, as well as performance of the Executive.

Any Annual Discretionary Bonus, if paid, shall be payable in Parent equity securities, subject to regulatory approval as required. To be eligible for an Annual Discretionary Bonus, the Executive must be employed on, and not have provided notice of the Executive’s intent to resign as of, the date such bonuses are paid to Employer’s employees generally, which is typically in the year after the year to which such bonus relates, but which shall not be later than March 15 of such calendar year. The receipt of an Annual Discretionary Bonus in one year does not guarantee an Annual Discretionary Bonus in any other year, or an Annual Discretionary Bonus in any particular amount, and the Executive shall not expect otherwise.

Expenses

The Employer shall reimburse the Executive for proper and reasonable out-of-pocket expenses (including travel) actually incurred by the Executive in the course of providing employment services hereunder. The Executive will submit expenses claimed together with an itemized account of such expenses and appropriate receipts for approval by Chief Financial Officer of the Parent, at all times in accordance with applicable Company, Employer’s and/or Parent’s policies and procedures.

SCHEDULE “B”

FORM OF RELEASE

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of                  , is made by [   ] (“Executive”).

WHEREAS, Brag House Inc., a Delaware corporation (together with its successors and assigns, the “Employer”), and Executive are parties to that certain Employment Agreement, dated as of [   ] (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Employer has been terminated without Cause effective as of [   ] and, accordingly, Executive is entitled to receive Severance, as set forth in Section 6 of the Employment Agreement, subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Employer will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Employer.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Releasers”), does hereby release, waive, and forever discharge the Employer and each of its subsidiaries, parents, affiliates, and related organizations, and each of its and their respective agents, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Employer; (b) the termination of Executive’s employment with the Employer; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits or Base Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Employee

Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Employer or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Employer or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any equity rights; or (vi) this General Release or any of its terms or conditions.

2. Executive represents and warrants that, other than the Severance, Executive has received any and all, and has no right or entitlement to any further, remuneration, salary, bonus, incentive opportunities, benefits, severance, vacation pay, compensation of any kind from, or any rights, damages, privileges or claims against, any Releasees.

3. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

4. Executive agrees never to seek personal recovery from any Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing a Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Releasee so sued for such Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

5. Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission of any improper or unlawful conduct on the part of the Releasees.

6. Executive acknowledges and recites that he has:

(a)	executed this General Release knowingly and voluntarily;

(b)	had a reasonable opportunity to consider this General Release;

(c)	read and understands this General Release in its entirety;

(d)	been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it; and

(e)	relied solely on his own judgment, belief and knowledge, and such advice as he may have received from his legal counsel.

7. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Employer, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Employer and/or Parent. In the event Executive exercises such revocation right, the Employer shall have the right, at its sole election, to deem this General Release null and void in its entirety, in which case Executive shall not be entitled to the Severance or any other benefits contingent on Executive’s execution of this General Release.

8. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

9. This General Release may be executed by Executive in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, Executive has executed this General Release as of the day and year first above written.

EXECUTIVE:

Name: [ ]